EXHIBIT 99.1

Galaxy Gaming Appoints Gavin Isaacs to Board of Directors

LAS VEGAS, NEVADA June 4, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ) (“Galaxy” or the “Company”), a developer and distributor of casino table games and enhanced systems, announced today that it added gaming industry veteran Gavin Isaacs to its Board of Directors. The appointment is subject to customary gaming regulatory approvals.

“Gavin brings a rare broad set of skills to the Galaxy Gaming Board including his leadership roles, public company background, international reach and deep industry experience.  Our shareholders will benefit a great deal from his contributions to the Board’s efforts in setting the strategic direction of the Company. We are excited to get started,” stated Mark Lipparelli, Galaxy’s Chairman of the Board.

“I believe Galaxy Gaming is in a very unique place, with tremendous opportunities in front of it.  I am very pleased to be joining the Board of Directors.  I am hopeful that my experience in gaming, especially my time in the table games business, and my experience in M&A, will be helpful in driving Galaxy to the next level,” said Isaacs.
On the appointment of Isaacs, Todd Cravens, Galaxy’s CEO stated “I have known Gavin for a number of years, and we have always wanted to find a way to work together.  As we grow into new markets and new product lines, Gavin’s counsel will be invaluable.”

Gavin Isaacs began his career as an attorney in Australia.  He has held leadership positions within the gaming industry, including President of Aristocrat Technologies, Chief Operating Officer of Bally Technologies, CEO of SHFL Entertainment and President and CEO of Scientific Games.  Gavin is also the Non-executive Chairman of SBTech.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming
Headquartered in Las Vegas, Nevada, Galaxy  (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Robyn Brewington (702) 936-5216
Investors:	Harry Hagerty (702) 938-1740